Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-2 of our report dated August 23, 1999 appearing on page 27 of the Annual Report on Form 10-K/A-1 of Pro-Fac Cooperative, Inc. for the year ended June 26, 1999. We also consent to the application of such report to the Financial Statement Schedule for the three years ended June 26, 1999 listed under Item 14(a) of Pro-Fac Cooperative, Inc.'s Annual Report on Form 10-K/A-1 for the year ended June 26, 1999 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this Financial Statement Schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/ PricewaterhouseCoopers LLP
_______________________________
PricewaterhouseCoopers LLP

Rochester, New York
October 21, 1999